Exhibit 99.1

COTY NAMES SUE Y. NABI CHIEF EXECUTIVE OFFICER

•	Sue Y. Nabi, global beauty industry entrepreneur, to become CEO of Coty in September

•	Peter Harf, founder of the modern Coty, to be elevated to Executive Chairman

NEW YORK – July 2, 2020 – Coty Inc. (NYSE: COTY) today announced that Sue Y. Nabi has been appointed Chief Executive Officer, effective September 1, 2020. Peter Harf will be elevated to the role of Executive Chairman and will work closely with Nabi to lead Coty’s transformation.

Nabi, a recognized global innovator and beauty industry entrepreneur, is the founder and CEO of the new-age luxury skincare line, Orveda. Previously, she served as Worldwide President of both L’Oréal, and Lancôme, during her 20-year tenure at L’Oréal.

Harf commented: “Sue is renowned as a visionary and ongoing game-changer whose outstanding creativity is celebrated in the beauty industry. I am proud that she now wants to bring her unique sense of inspiration to Coty.”

“Peter and Coty’s leadership have laid the groundwork to revitalize an iconic beauty business,” said Nabi. “I’ve been following their progress avidly and am inspired and energized by the opportunity to proudly lead the global Coty team into the future as we build the new, more modern Coty.”

After having championed the diversity of beauty and beauty marketing in L’Oréal where Nabi helped boost the growth of its makeup brands, she was then named the youngest President in the company’s history. She followed that success with her revival of Lancôme including breakthrough product and brand successes which resulted in double-digit growth in makeup and skincare.

Nabi also introduced revolutionary campaigns for cosmetics and skincare appealing to a wider, more global demographic. A facility to build and manage diverse, multi-functional global teams was a hallmark of Nabi’s success. She resigned from L’Oréal in 2013 and began a new life in London. A shift in lifestyle and a personal health journey inspired the launch, along with co-founder Nicholas Vu in 2017, of the breakthrough clean, vegan, ultra-luxury skincare brand, Orveda.

As CEO, Nabi will spend considerable time in Coty’s global business offices in Amsterdam, London, New York and Paris.

About Coty Inc.

Coty is one of the world’s largest beauty companies with an iconic portfolio of brands across fragrance, color cosmetics, hair color and styling, and skin and body care. Coty is the global leader in fragrance, a strong number two in professional hair color & styling, and number three in color cosmetics. Coty’s products are sold in over 150 countries around the world. Coty and its brands are committed to a range of social causes as well as seeking to minimize its impact on the environment.

For additional information about Coty Inc., please visit www.coty.com

Biography

Sue Y. Nabi

Sue Y. Nabi is an Algerian-born French entrepreneur and innovator in the world of global beauty. With an Advanced Master’s degree in Marketing Management from ESSEC (Paris Business School) and an engineering degree in Agronomy and Environment, Nabi’s unique business perspective arises in part from this unique combination of creativity and rationality.

Nabi began her career at L’Oréal in 1993, where her passion, ambition and talent for bringing brands alive would lead to her becoming the youngest ever CEO in L’Oréal history for L’Oréal Paris. During this period, Nabi perfected her signature recipe for success of strong innovation pipeline, disruptive packaging and finally a choice of diverse muses, both women and men, that people felt close to. Evolving the slogan of L’Oréal Paris to “because we’re worth it” cemented the brand’s inclusivity and after four years it was thriving in double-digit growth.

In 2009, Nabi was tasked with revitalising Lancôme. The same recipe for success was applied to make Lancôme the brand of happiness, resulting in three years of up to double-digit growth and a record turnover of €3.2b, with the launch of the most successful fragrance of the last twenty years, ‘La Vie est Belle’, represented by Oscar-winning actress Julia Roberts, and now the second best-selling prestige perfume in the world.

In 2014, following a ground-breaking career at L’Oréal, Nabi joined forces with co-founder and friend Nicolas Vu to create a new product range and brand. After three years of meticulous development, Orveda was launched in 2017. Green, clean, vegan and genderless, powered by actives and not by marketing, Orveda is an empowering, new-age skincare range that is based on the science of glow and working with skin, not against it.

In 2020, Orveda is sold on Orveda.com and is physically present in the most beautiful points of sale or luxury spas and medi-spas in the UK, France, USA, Switzerland, Mexico, Germany, Italy and Net-A-Porter.

For more information, please contact:

Investor Relations

Olga Levinzon, +1 212 389-7733

olga_levinzon@cotyinc.com Media

Media

Lisa Kessler, +1 917 348 3373

Lisa_Kessler@cotyinc.com

Arnaud Leblin, +33 1 58 71 72 00

Arnaud.Leblin@cotyinc.com

The One Nine Three Group

Zach Siegel

zach@the193.com